Exhibit 99.1

Monday, April 19, 2004

Press Release

Source:	Farmers National Banc Corp.
Frank L. Paden, President
20 South Broad St. P.O. Box 555
Canfield, OH 44406
330-533-3341
330-533-0451 (FAX)
Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
FOR FIRST QUARTER 2004

     CANFIELD, Ohio (April 19, 2004) — Farmers National Banc Corp, (OTC BB: FMNB), the parent holding company of Farmers National Bank, today reported its net income for the first quarter of 2004.

     For the three months ended March 31, 2004, Farmers National Banc Corp. achieved net income of $2.3 million. This represented an increase of 5.93% over the same three-month period a year ago. Earnings per diluted share were $0.18 for the quarter ended March 31, 2004, up 5.9% over the $0.17 per diluted share in the same quarter in 2003.

     These results equate to a 1.20% annualized Return on Average Assets and a 11.90% annualized Return on Average Equity, as compared to 1.17% and 10.81% for the same period in 2003.

As of March 31, 2004, total assets for the corporation are $800.6 million, an increase of 2.1% over the $783.9 million recorded at March 31, 2003. Loans at March 31, 2004 were $472.5 million, an increase of 2.3% over the $461.9 million in net loans reported on March 31, 2003. Total Deposits increased by approximately $23 million during that past twelve months, an increase of 3.8%.

Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

     This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

     Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Financial Highlights
Farmers National Banc Corp. and Subsidiary

(Amounts in thousands, except per share data)

For the Three Months Ended	March 31, 2004	March 31, 2003

Net Income	$2,337	$2,206
Basic and Diluted earnings per share *	0.18	0.17
Cash dividends paid	2,024	1,859
Per share *	0.16	0.14

At the End of Three Months

Total Assets	$800,591	$783,981
Net Loans	465,943	454,994
Total Deposits	622,137	599,433
Investment Securities	279,394	261,466
Stockholders’ Equity	81,818	81,260
Book Value Per Share *	6.43	6.40
Shares Outstanding	12,718	12,448

Ratios

Return on Average Assets	1.20%	1.17%
Return on Average Equity	11.90	10.81
Efficiency Ratio	58.43	57.18
Equity to Asset Ratio	10.22	10.37
Dividends to Net Income	86.61	84.27
Loans to Assets	59.02	58.91
Net Loans to Deposits	74.89	75.90
Allowance for Loan Losses to Total Loans	1.38	1.49
Non-performing Loans to Total Loans	0.33	0.32

     * Per share amounts have been restated to reflect the 2% stock dividend paid in 2003.